UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2005

P.F. Chang’s China Bistro, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15210 N. Scottsdale Road, Suite 300 Scottsdale, Arizona	85254

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (602) 957-8986

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

On March 17, 2005, P.F. Chang’s China Bistro, Inc. (the “Company”) issued a press release announcing the matters discussed under Item 4.02 of this Form 8-K. The press release is attached hereto as Exhibit 99.1 to this Report on Form 8-K and pursuant to General Instruction B.2 of Form 8-K, is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Section 4 – Matters Related To Accountants and Financial Statements

Item 4.02	Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Review

                          (a) On March 17, 2005, the Company issued a press release announcing that on March 15, 2005, Company management and the Audit Committee of the Company’s Board of Directors, after discussions with the Company’s independent registered public accounting firm, Ernst & Young LLP, determined the need to adjust its accounting for leases in order to conform with U.S. generally accepted accounting principles. Accordingly, management and the Audit Committee determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and those in the Company’s Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2004, should no longer be relied upon. In addition, management and the Audit Committee have determined that the Company’s unaudited financial results included in its press release issued on February 16, 2005 should no longer be relied upon.

The Company leases all of its locations under operating lease agreements which typically have a lease commencement date that coincides with the restaurant opening date. It is common for the Company to take possession of a property in advance of the commencement of rent payments under the lease for purposes of constructing the leasehold improvements and installing fixtures and equipment to get the rental space ready for use. Historically, the Company has matched the recognition of rent expense with rent commencement date according to the lease. As a result of the recently issued guidance by the Securities and Exchange Commission (the “SEC”) pertaining to lease accounting, the Company will now begin recording rent expense prior to the rent commencement date, or upon physical employment of the property. The effect of this change will be to accelerate the recording of rent expense and to lengthen the total rental obligation period beyond the actual lease term to include the rent holiday period, resulting in an increase in pre-opening expense and a corresponding reduction in net income for previously reported periods.

The Company periodically receives landlord contributions of monies to offset the costs of constructing its restaurants. Historically, the Company has netted these reimbursements against the capital expenditures incurred by the Company and depreciated the net costs over the lease term. As a result of the recently issued guidance by the SEC, the Company will now begin recording those landlord reimbursements as leasehold improvement assets on its balance sheet and depreciate those improvements over the shorter of their economic lives, which begins once the assets are ready for their intended use, or the lease term. The Company will record the monies received as a deferred rent liability and amortize those amounts as a reduction of rent expense over the term of the lease, including the rent holiday period. The effect of this change will be an increase to depreciation and amortization expense and a decrease to rent expense, resulting in a minimal net increase to net income for previously reported periods.

The Company leases all of its locations under operating lease agreements with initial terms of between 10 and 20 years. Most of these agreements require the Company to pay a minimum base rent plus a contingent rent based on a percentage of restaurant sales to the extent this amount exceeds the minimum base rent. The lease agreements also generally include scheduled increases in the minimum base rent. The Company has previously recorded as rent expense the greater of the minimum rent, as adjusted for scheduled increases over the lease term, or the contingent rent based on a percentage of sales. As the Company’s restaurants have consistently generated significant sales, contingent rent has typically been in excess of minimum rent under the applicable leases. Consequently, the Company’s accounting for rent expense under these leases reflected the contingent rent amount. In consultation with its independent registered public accounting firm, Ernst & Young LLP, the Company has determined that it should have recorded the straight-lined minimum rent over the lease term plus contingent rent to the extent it exceeded minimum rent per the lease agreement. Total rent expense over the term of the lease will not change as a result of this correction in accounting treatment. However, this adjustment will increase rent expense in the first half of the lease term given that the Company will be recording total rent in excess of its maximum obligation for that period and likewise will decrease rent expense in the second half of the lease term given that the Company will record rent expense below its maximum obligation for that period. The effect of this change will result in a decrease in previously reported net income.

The Company is working diligently to complete its review of its accounting for leases and to quantify the impact of the necessary adjustments on each of the reporting periods. Due to the time and effort involved in fully determining the effect of these adjustments on the Company’s previously issued financial statements, the Company will be required to file a Form 12b-25 with the Securities and Exchange Commission and to delay for up to 15 days, the filing of its Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company’s Audit Committee has discussed with the Company’s independent registered public accounting firm the matters disclosed in this Item 4.02.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	March 17, 2005 Press Release by P.F. Chang’s China Bistro, Inc. entitled “P.F.Chang’s China Bistro Announces Lease Accounting Changes”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.F. Chang’s China Bistro, Inc.
Date: March 17, 2005
/s/ Kristina K. Cashman

Kristina K. Cashman Chief Financial Officer

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